WHENEVER CONFIDENTIAL INFORMATION IS OMITTED HEREIN (SUCH OMISSIONS ARE DENOTED BY AN ASTERISK*), SUCH CONFIDENTIAL INFORMATION HAS BEEN SUBMITTED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

                    TECHNOLOGY ALLIANCE AND OPTION AGREEMENT

     This Technology Alliance and Option Agreement (the "Agreement") dated as of November 4, 2004 (the "Effective Date") is by and between ADM Polymer Corporation, a corporation duly incorporated and validly existing under the laws of the State of Delaware, with headquarters located at 4666 Faries Parkway, Decatur, IL 62526 ("ADM Sub"), and Metabolix, Inc., a corporation duly incorporated and validly existing under the laws of the State of Delaware, with headquarters located at 21 Erie Street, Cambridge, MA 02139-4260 ("MBX") (MBX and ADM Sub are collectively the "Parties" and each is a "Party").

                                    RECITALS

     WHEREAS, MBX has developed technology relating to the fermentation, recovery and formulation of PHA Material (as defined below) and possesses patents, trade secrets and other intellectual property rights in relation thereto;

     WHEREAS, MBX is seeking a collaborator to participate, in the continued commercialization of the PHA Material;

     WHEREAS, ADM Sub has capabilities and resources relating to the fermentation of PHA Materials and desires to employ the MBX technology in commercial scale reactors too confirm performance parameters and potential manufacturing economics;

     WHEREAS, ADM Sub is a wholly owned subsidiary of Archer-Daniels-Midland Company ("ADM"); and

     WHEREAS, ADM Sub and MBX desire to enter into an agreement under which the two Parties would cooperate in the preparation of certain hatches of PHA Material and under which MBX would grant to ADM Sub the option to enter into a commercial alliance to further commercialize the PHA Material, all on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the recitals and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto do hereby agree as follows.

                                    ARTICLE 1
                                   DEFINITIONS

     "ADM SUB BACKGROUND TECHNOLOGY" means any Technology used by ADM Sub, or provided by ADM Sub for use, in the Technology Alliance Program that is Controlled by ADM Sub: (a) as of the Effective Date, or (b) developed, conceived or reduced to practice solely by employees of, or consultants to, ADM Sub or its Affiliates in the conduct of activities outside the Technology Alliance Program, without the material use of any MBA Technology or Program Technology.

*    CONFIDENTIAL TREATMENT REQUESTED

     "ADM SUB CONSTRUCTION MASTER PLAN AND BUDGET" shall have the meaning set forth in Section 3.1.

     "ADM SUB MANUFACTURING FACILITY" means an ADM Sub facility designed to produce, through microbial fermentation, approximately fifty thousand (50,000) tons of PHA Material, having an acceptable level of purity, during each twelve
(12) month period, on an ongoing basis through a stable and robust operation, over a period of years.

     "ADM SUB PATENT RIGHTS" means any Patent Rights Controlled by ADM Sub and claiming or covering the ADM Sub Technology.

     "ADM SUB PROGRAM TECHNOLOGY" means any Technology developed, conceived or reduced to practice solely by employees of, or consultants to, ADM Sub or its Affiliates (alone or jointly with a third party) during the course of performance of the Technology Alliance Program, with or without the material use of any MBX Technology or Program Technology. Nothing in this definition shall be construed as conveying any rights on ADM Sub to practice any MBX Technology after the Term.

     "ADM SUB PROPRIETARY MATERIALS" means any Proprietary Materials Controlled by ADM Sub and used by ADM Sub, provided by ADM Sub for use, or necessary or useful in the Technology Alliance Program.

     "ADM SUB TECHNOLOGY" means, collectively, ADM Sub Proprietary Materials, ADM Sub Background Technology and ADM Sub Program Technology.

     "AFFILIATE" of a Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. "Control" and, with correlative meanings, the terms "controlled by" and "under common control with" shall mean the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, resolution, regulation or otherwise. Tepha, Inc. is hereby deemed not to be an Affiliate of MBX.

     "COMMERCIAL ALLIANCE" shall have the meaning set forth in the Commercial Alliance Agreement.

     "COMMERCIAL ALLIANCE AGREEMENTS" means the agreements titled "Commercial Alliance Agreement," "Manufacturing Agreement," "Formulation Agreement," "Operating Agreement," "ADM Sub Services Agreement," "MBX Services Agreement," and "Loan and Security Agreement" attached hereto as EXHIBIT A to be executed and delivered by the parties indicated therein upon the exercise of the Option by ADM Sub in accordance with the terms of this Agreement.

     "COMMERCIALLY REASONABLE EFFORTS" shall mean, with respect to the efforts to be applied by a Party in performing a referenced obligation hereunder, the amount and quality of effort and resources that would be applied by a reasonable manager or management team at a corporation having comparable expertise and assets as such Party, to accomplish a task or to perform an obligation having comparable relative importance to the success or failure of a commercial enterprise that is comparable to the Commercial Alliance. For purposes of this definition, a

*    CONFIDENTIAL TREATMENT REQUESTED
commercial enterprise would be comparable to the Commercial Alliance if it poses similar anticipated technical and business risks or challenges and similar anticipated Financial return to the Parties as measured at the time of the expenditure of the effort. When ADM Sub has an obligation to use "Commercially Reasonable Efforts" herein, the following shall apply: (i) the term "Commercially Reasonable Efforts" shall be defined as it is in this definition but by reference to ADM Sub and ADM as if they were a single entity and (ii) in determining whether ADM Sub has satisfied its obligation, the efforts applied by and ADM Sub and ADM shall both be taken fully into account.

     "CONFIDENTIAL INFORMATION" means: (a) all tangible embodiments of Technology produced or discovered by a Party, or jointly by one or more Parties under the Technology Alliance Program, and all information concerning the terms of this Agreement, and (b) with respect to a Party (the "Receiving Party"), all information, Technology and Proprietary Materials which are disclosed by another Party (the "Disclosing Party") to the Receiving Party hereunder or to any of its employees, consultants, or Affiliates; except to the extent that the information, (i) as of the date of disclosure is demonstrably known to the Receiving Party or its Affiliates, as shown by written documentation, other than by virtue of a prior confidential disclosure to such Party or its Affiliates;
(ii) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Receiving Party, or any of its Affiliates; (iii) is obtained from a third party having a lawful right to make such disclosure free from any obligation of confidentiality to the Disclosing Party; or (iv) is independently developed by or for the Receiving Party without reference to or reliance upon any Confidential Information of the Disclosing Party as demonstrated by competent written records.

     "CONSTRUCTION" AND "CONSTRUCT" shall mean, in respect to a building, the activities, and their performance, that are usual and appropriate to create a completed facility that: (i) is in all material respects in compliance with all material safety, health, zoning, environmental and other regulations and laws applicable to it whether such applicability is based on its location, physical dimensions and attributes, its intended uses or otherwise and (ii) is designed to enable and support state-of-the-art operations pertaining to its intended purpose. The terms "Construction" and "Construct" shall include the following activities and their performance with respect to a facility: planning, designing, engineering, construction, procurement, equipping and acquiring the necessary permits.

     "CONSTRUCTION COSTS" are those costs and expenses that are included in the ADM Sub Construction Master Plan and Budget as approved by the TAC in accordance with Section 3.2.5 to the extent actually incurred by ADM Sub in the Construction of the ADM Sub Manufacturing Facility.

     "CONTROL" OR "CONTROLLED" means (a) with respect to Technology (other than Proprietary Materials) or Patent Rights, the possession by a Party of the ability to grant a license or sublicense to such Technology or Patent Rights as provided herein without violating the terms of any agreement or arrangement between such Party and any third party, and (b) with respect to Proprietary Materials, the possession by a Party of the ability to supply such Proprietary Materials to the other Party for use as provided herein without violating the terms of any agreement or arrangement between the supplying Party and any third party.

*    CONFIDENTIAL TREATMENT REQUESTED

     "EFFECTIVE DATE" means the date first above written.

     "FERMENTATION PERFORMANCE PARAMETERS" means the various parameters for production of PHA Cell Paste through fermentation at the * scale and the * scale as set forth on EXHIBIT B.

     "FIELD" means the research, development, manufacture, use, sale and importation of PHA Material and PHA Formulations; provided that the Field shall not include any uses that are within the "Field of Use" as that term is defined in the License Agreement by and between MBX and Tepha, Inc. dated October 1, 1999.

     "GOAL" shall have the meaning set forth in Section 3.1.

     "JOINT PROGRAM TECHNOLOGY" means Technology developed, conceived or reduced to practice jointly by employees of, or consultants to, the Parties (with or without a third party) during the course of performance of the Technology Alliance Program. Nothing in this definition shall be construed as conveying any rights on ADM or ADM Sub to practice any MBX Technology after the Term. Nothing in this definition shall be construed as conveying any rights on MBX to practice any ADM Sub Technology after the term.

     "JOINT SALES COMPANY" shall have the meaning set forth in the Commercial Alliance Agreement.

     "KNOWLEDGE" means, with respect to MBX, the actual knowledge and awareness, without the requirement of investigation, of any of the following four (4) members of MBX management: President and CEO, Chief Scientific Officer, Chief Financial Officer and Director of Manufacturing and Development, without the requirement of investigation, and, with respect to ADM Sub, the actual knowledge and awareness, without the requirement of investigation, of any of the following nine (9) members of ADM management: Senior Vice President (Corn Processing and Food Specialties) (John D. Rice), President of Natural Health & Nutrition Division (Steven J. Furcich), Assistant Controller (Marc A. Sanner), Corporate Counsel Intellectual Property (Brian R. Leslie), Senior Attorney (Bradley E. Riley), Senior Vice President Venture Research (Mark G. Matlock), Vice President Technology Assessment (Terry A. Stoa), President of ADM Research Division (Thomas P. Binder), and Vice President of Research, Molecular Biology - Fermentation (Leif P. Solheim).

     "MANUFACTURING COST" shall mean the costs incurred by ADM Sub in manufacturing and packaging the Marketing Material as specified in EXHIBIT C, calculated and payable in the manner set forth in this Agreement.

     "MARKETING MATERIAL" shall have the meaning set forth in Section 3.3.

     "MBX APPLICATIONS PATENT RIGHTS" means any Patent Rights Controlled by MBX that claim or cover specific uses, within the Field, of PHA Materials or PHA Formulations.

     "MBX BACKGROUND TECHNOLOGY" means any Technology used by MBX, or provided by MBX for use, in the Technology Alliance Program that is Controlled by MBX:
(a) as of the Effective Date, or (b) developed, conceived or reduced to practice solely by employees of, or

*    CONFIDENTIAL TREATMENT REQUESTED
consultants to, MBX or its Affiliates in the conduct of activities outside the Technology Alliance Program, without the material use of any ADM Sub Technology or Program Technology.

     "MBX PATENT RIGHTS" means any Patent Rights Controlled by MBX and claiming or covering the MBX Technology, including without limitation the MBX Applications Patent Rights.

     "MBX PROGRAM TECHNOLOGY" means any Technology developed; conceived or reduced to practice solely by employees of, or consultants to, MBX or its Affiliates (alone or jointly with a third party) during the course of performance of the Technology Alliance Program, with or without the material use of any ADM Sub Technology or Program Technology.

     "MBX PROPRIETARY MATERIALS" means any Proprietary Materials Controlled by MBX and used by MBX, provided by MBX for use, or necessary or useful in the Technology Alliance Program. MBX Proprietary Materials shall include, without limitation, all PHA Material and PHA Formulations supplied as samples to ADM Sub, all cell lines (including all master stocks and working stock whether prepared by ADM Sub or MBX) and all fermentation media, supplied by MBX to ADM Sub, and all progeny, derivatives and mutated forms developed therefrom.

     "MBX TECHNOLOGY" means, collectively, MBX Proprietary Materials, MBX Background Technology and MBX Program Technology.

     "OPTION" shall have the meaning set forth in Section 4.3 hereof.

     "PATENT RIGHTS" means the rights and interests in and to issued patents and pending patent applications (which for purposes of this Agreement shall be deemed to include certificates of inventions and applications for certificates of invention and priority rights) in any country, including all provisional applications, substitutions, continuations, continuations-in-part, divisionals, and renewals, all letters patent granted thereon, and all reissues, reexaminations and extensions thereof Controlled by a Party.

     "PERMITTED ACTIVITIES" shall have the meaning set forth in Section 6.1.

     "PERSON" means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee or other entity.

     "PHA CELL PASTE" means the paste, containing the PHA Material, recovered from whole fermentation broth and meeting the specifications set forth in EXHIBIT D.

     "PHA FORMULATIONS" means PHA Material that has been processed by blending different types of PHA Material together with other polymers and/or with other additives, including nucleants, clarifiers, flow modifiers, plasticizers, flame retardants and heat stabilizers.

     "PHA KNOW-HOW MATERIAL" means PHA Material, the manufacture, use, sale or importation of which is accomplished or performed with the use of the MBX Technology or Joint Program Technology.

*    CONFIDENTIAL TREATMENT REQUESTED

     "PHA MATERIAL" means the following forms of polyhydroxyalkanoate: *, when produced by any means other than via Plants, and any other forms of polyhydroxyalkanoate, produced by any means other than via Plants, that are substitutable by any customer with one or more of the above substances, are generally technically and commercially feasible in the marketplace, and have a potential adverse affect on the sales or profitability of the Joint Sales Company in a material way. For avoidance of doubt, any PHB copolymers having at least fifty percent (50%) of the *, when produced by any means other than via Plants, are hereby deemed to be included in the definition of PHA Material.

     "PHA PATENTED MATERIAL" means PHA Material, the manufacture, use, sale or importation of which within or into the United States by a Person other than MBX, absent the licenses granted herein, would infringe a Valid Claim of the MBX Patent Rights or a Valid Claim within Patent Rights claiming or covering any Technology within the Joint Program Technology.

     "PHA RELATED MATERIALS" means any polymer material consisting of one or more hydroxyacids of the general formula: *

     "PHA SUPPLEMENTAL KNOW HOW MATERIAL" means PHA Material, the manufacture, use, sale or importation of which is accomplished or performed with the use of a cell Line Controlled by MBX and delivered by MBX to ADM Sub at any time during the Term.

     "PLANTS" shall mean photosynthetic organisms when not raised through fermentation, but in any case excluding * For avoidance of doubt, * is included within the definition of Plants.

     "PROGRAM TECHNOLOGY" means ADM Sub Program Technology, Joint Program Technology and MBX Program Technology.

     "PROPRIETARY MATERIALS" means any tangible chemical, biological or physical research materials that are furnished by or on behalf of one Party to the other Party (the "Receiving Party") in connection with this Agreement, regardless of whether such materials are specifically designated as proprietary by the transferring Party, except to the extent that the materials, (i) are already in the possession of the Receiving Party or its Affiliates, as shown by written documentation, other than by virtue of a prior delivery of such materials to the Receiving Party or its Affiliates from the other Party or one of its Affiliates subject to confidentiality obligations; (ii) as of the date of disclosure is in the public domain (without restriction on use or availability), or subsequently enters the public domain (without restriction on use or availability) through no fault or omission of the Receiving Party or any of its Affiliates; (iii) is obtained from a third party having a lawful right to provide such material free from any restriction on use; or (iv) is independently developed by or for the Receiving Party without reference to or reliance upon any Proprietary Materials of the Disclosing Party as demonstrated by clear and convincing evidence.

     "RECOVERY PERFORMANCE PARAMETERS" shall mean the various parameters for performance of recovery of PHA Material from PHA Cell Paste as set forth on EXHIBIT E.

     "ROYALTY TERM" means that period commencing upon the * and continuing until the later of the expiration or termination of * from the Effective Date.

*    CONFIDENTIAL TREATMENT REQUESTED

     "SENIOR EXECUTIVES" shall have the meaning set forth in Section 11.3.1.

     "SUPPLEMENTAL ROYALTY TERM" means that period commencing upon the delivery by MBX to ADM or ADM Sub of a cell line Controlled by MBX used in the production or manufacture of PHA Supplemental Know How Material and ending upon the * to occur of (i) the *, and (ii) * from the date of such delivery.

     "TECHNICAL ASPECTS OF THE GOAL" shall have the meaning set forth in Section 3.1.

     "TECHNOLOGY" means and includes all inventions, discoveries, improvements, trade secrets, know-how and proprietary methods and Proprietary Materials, whether or not patentable.

     "TECHNOLOGY ALLIANCE COMMITTEE" or "TAC" shall have the meaning set forth in Section 2.1.

     "TECHNOLOGY ALLIANCE OUTPUT" shall have the meaning set forth in Section
3.3.

     "TECHNOLOGY ALLIANCE PLAN" shall mean the detailed plan for conducting the Technology Alliance Program attached hereto as EXHIBIT F, subject to such additions and amendments as the TAC shall determine in accordance with Section 2.1.1.

     "TECHNOLOGY ALLIANCE PROGRAM" shall mean the research, development and evaluative activities to be conducts by the Parties as set forth herein, and in the Technology Alliance Plan.

     "TECHNOLOGY TRANSFER" shall have the meaning set forth in Section 3.2.2.

     "THIRD PARTY IP ROYALTY OFFSET" shall have the meaning set forth in Section 8.4.2(b).

     "VALID CLAIM" means a claim within a patent application or patent that has not been abandoned or finally determined to be unenforceable or invalid by a court or administrative agency with competent jurisdiction where all appeal rights have been exhausted or expired.

                                    ARTICLE 2
                    ADMINISTRATION OF THE TECHNOLOGY ALLIANCE

     2.1 TECHNOLOGY ALLIANCE COMMITTEE. MBX and ADM Sub shall establish a Technology Alliance Committee (the "Technology Alliance Committee" or "TAC") to plan and oversee the execution of the Technology Alliance Program.

          2.1.1 RESPONSIBILITIES OF TAC. The TAC shall review and oversee the progress of the Technology Alliance Program and recommend necessary amendments to the Technology Alliance Plan prior to its initial implementation and also during the conduct of the Technology Alliance Program. The TAC shall review and approve the ADM Sub Construction Master Plan and Budget.

          2.1.2 MEMBERSHIP OF TAC. Each Party shall appoint three (3) members to the TAC one of which shall be designated as its "Co-Chair." Each Party shall have the right at any

*    CONFIDENTIAL TREATMENT REQUESTED
time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the TAC, including its Co-Chair, by giving written notice thereof to the other Party. Initial designees of ADM Sub and MBX to the TAC shall be as set forth on Exhibit G.

     2.2 MEETINGS.

          2.2.1 SCHEDULE OF MEETINGS. The TAC shall establish a schedule of times for its meetings, taking into account, without limitation, the planning needs of the Technology Alliance Program. The TAC shall meet monthly unless otherwise agreed upon by the Parties. Meetings shall also be convened upon the determination of either or both of the Co-Chairs of the TAC by written notice (including notice via e-mail) thereof to their respective members that a meeting is required to discuss or resolve any matter or matters with respect to the Technology Alliance Program. Meetings shall alternate between the respective offices of the Parties or another mutually agreed upon location; provided, however, that the Parties may mutually agree to meet by teleconference or video conference or may act by a written, memorandum signed by the Co-Chairs of the TAC.

          2.2.2 QUORUM; VOTING; DECISIONS. At each meeting of the TAC, the participation of at least one member designated by each of the Parties shall constitute a quorum. Each TAC member shall have one vote on all matters before the TAC; provided, however, that the member or members of each of the Parties present at any meeting shall have the authority to cast the votes of any of such Party's members who are absent from the meeting. All decisions of the TAC shall be made by majority vote of all of the members, with at least one representative from each of the Parties voting with the majority. Whenever any action by the TAC is called for hereunder during a time period in which a meeting is not scheduled, the Co-Chairs shall cause the TAC to take the action in the requested time period by calling a special meeting or by action without a formal meeting by written memorandum signed by both Co-Chairs of the TAC. Representatives of each Party or of its Affiliates, in addition to the members of the TAC, may attend meetings as non-voting observers at the invitation of either Party with prior notice to the other Party. In the event that the TAC is unable to resolve any matter before it, such matter shall be resolved as set forth in Section 11.3 hereof.

          2.2.3 MINUTES. A secretary shall be appointed to keep accurate minutes of the deliberations of the TAC recording all proposed decisions and all actions recommended or taken. Drafts of such minutes shall be delivered to the Co-Chairs of the TAC within a reasonable period of time not to exceed five (5) days after a TAC meeting. Draft minutes shall be edited by the Parties and shall be issued in final form within a reasonable time not to exceed ten (10) days after the meeting only with their approval and agreement as evidenced by their signatures on the minutes.

          2.2.4 EXPENSES. MBX and ADM Sub shall each bear all expenses of their respective TAC members related to their participation on the TAC and attendance at TAC meetings.

     2.3 DECISION-MAKING RESPONSIBILITIES. The TAC shall be solely responsible for making all decisions relating to planning and overseeing the execution of the Technology

*    CONFIDENTIAL TREATMENT REQUESTED

Alliance Program that are not specifically reserved to a Party hereunder. All such decisions shall be made in good faith with he objective, using Commercially Reasonable Efforts, of achieving the Goal.

                                    ARTICLE 3
                           TECHNOLOGY ALLIANCE PROGRAM

     3.1 GOAL OF TECHNOLOGY ALLIANCE PROGRAM. The goal of the Technology Alliance Program is to (i) produce PHA Cell Paste, first in a fermenter having a capacity of approximately * and then in a fermenter having a capacity of approximately *, in both cases, in a manner and with results that meet the applicable Fermentation Performance Parameters; (ii) demonstrate recovery of PHA Material in a manner and with results that meet the Recovery Performance Parameters (the items listed in the foregoing "(i)" and "(ii)" collectively are the "Technical Aspects of the Goal"); and (iii) based upon the results of (i) and (ii) above, have ADM Sub develop and the TAC agree upon a completed master plan for Construction of the ADM Sub Manufacturing Facility, including without limitation, surveys, blueprints, and engineering studies, which master plan shall be organized into a detailed, multiphase process for undertaking and completing Construction of the ADM Sub Manufacturing Facility and which shall have a project budget with projected detailed expenditures provided for each phase of the Construction process, all of which shall be in form and substance, suitable for ADM Sub's management and board of directors to make a determination to approve the expenditures for the ADM Sub Manufacturing Facility as and to the extent required by ADM Sub's corporate governance polices and procedures (the "ADM Sub Construction Master Plan and Budget") (collectively the "Goal"). Successful completion of the Goal is intended to confirm the potential economics of producing PHA Material at commercial scale as part of a long-term commercial alliance.

     3.2 CONDUCT OF TECHNOLOGY ALLIANCE PROGRAM. The Parties shall use Commercially Reasonable Efforts to perform their respective obligations under the Technology Alliance Program, in accordance with the provisions herein and the provisions set forth in the Technology Alliance Plan, including without limitation, the timelines for performance.

          3.2.1 CERTAIN MUTUAL REPRESENTATIONS. The Parties hereby represent and warrant to each other as follows: (i) it shall use Commercially Reasonable Efforts to perform its obligations under the Technology Alliance Plan in accordance with high scientific and engineering principles and procedures, and that it shall perform such obligations in compliance in all material respects with all requirements of applicable laws, rules, and regulations, (ii) it shall use Commercially Reasonable Efforts to achieve the objectives of the Technology Alliance Program efficiently and expeditiously and (iii) it shall proceed diligently with the Technology Alliance Program using Commercially Reasonable Efforts, including allocating time, effort, equipment, and skilled personnel to attempt to complete the Technology Alliance Program and achieve the Goal successfully and promptly.

          3.2.2 TECHNOLOGY TRANSFER. Promptly upon execution of this Agreement, but in mo event later than three (3) months from the Effective Date, MBX and ADM Sub shall use Commercially Reasonable Efforts to conduct a transfer of MBX Technology to ADM Sub: (i) as set forth in the Technology Alliance Plan and (ii) as and

*    CONFIDENTIAL TREATMENT REQUESTED
to the extent reasonably necessary to enable ADM Sub to produce PHA Cell Paste (the "Technology Transfer"). MBX and ADM Sub shall each devote Commercially Reasonable Efforts, including devoting personnel and other resources, to complete the Technology Transfer in accordance with the requirements, including without limitation the schedule set forth in the Technology Alliance Plan; provided, MBX shall have no obligation to transfer any Proprietary Materials or Technology that MBX does not Control as part of the Technology Transfer. ADM Sub acknowledges that some of the MBX Technology that will be transferred to ADM Sub is in the form of trade secrets. In an effort to ensure the maximum continued protection of MBX's rights in such trade secrets, and in keeping with Article 7 hereof ADM Sub covenants that it will provide access to the MBX Technology only to employees of ADM and ADM Sub who have a need to have access to such MBX Technology in order to complete the Technology Transfer and perform ADM Sub's obligations under the Technology Alliance Plan. MBX acknowledges that some of the ADM Sub Technology that may be transferred to MBX is in the form of trade secrets. In an effort to ensure e maximum continued protection of ADM Sub's rights in such trade secrets, and in keeping with Article 7 hereof, MBX covenants that it will provide access to the ADM Sub Technology only to employees of MBX who have a need to have access to such ADM Sub Technology in order to perform MBX's obligations under the Technology Alliance Plan.

          3.2.3 FERMENTATION OPERATION. ADM Sub shall use Commercially Reasonable Efforts, including making available personnel, plant, equipment and other resources, to produce the PHA Cell Paste in the quantities, form and condition set forth in the Technology Alliance Plan. Such resources shall be made available for the Technology Alliance Program in the manner and to the extent set forth herein and in the Technology Alliance Plan, with the purpose of achieving the Goal. MBX shall have reasonable access to that portion, of the facilities at which such production operations are conducted as is reasonably necessary to observe and participate in such operations. MBX acknowledges that the personnel, plant, equipment and other resources utilized in producing the PHA Cell Paste will not be dedicated to such purpose solely, and ADM Sub will put such resources to other uses during the Technology Alliance Program, in a manner consistent with ADM Sub's ability to perform its obligations as described herein and in the Technology Alliance Plan. At the request of either Party, the TAC will, within ten (10) days after such request, determine whether the Parties have, as of that date; successfully produced PHA Cell Paste, in a fomenter having a capacity of approximately *, in a manner and with results that meet the applicable Fermentation Performance Parameters.

          3.2.4 RECOVERY OPERATION. MBX shall use Commercially Reasonable Efforts, including making available personnel, plant, equipment and other resources, to demonstrate recovery of PHA Material as set forth in the Technology Alliance Plan. Such resources shall be made available for the Technology Alliance Program in the manner and to the extent set forth herein and in the Technology Alliance Plan, with the purpose of achieving the Goal. ADM and ADM Sub shall have reasonable access to that portion of the MBX facilities, or facilities of third panics, at which such production operations are conducted as is reasonably necessary to observe and participate in such operations. ADM Sub acknowledges that the personnel, plant, equipment and other resources utilized to perform the recovery of PHA Material will not be dedicated to such purpose solely, and MBX will put such resources to other uses during the Technology Alliance Program, in a manner consistent with MBX's ability to perform its obligations as

*    CONFIDENTIAL TREATMENT REQUESTED
described herein and in the Technology Alliance Plan. At the request of either Party, the TAC will, within ten (10) days after such request, determine whether the Parties have, as of that date, successfully demonstrated the recovery of PHA Material in a manner and with results that meet the Recovery Performance Parameters.

          3.2.5 ADM SUB CONSTRUCTION MASTER PLAN AND BUDGET. ADM Sub shall prepare the ADM Sub Construction Master Plan and Budget, with the assistance of MBX and in consultation with any Third Party Consultants as shall be approved by the TAC. After the completion of the ADM Sub Construction Master Plan and Budget, the TAC will promptly conduct a complete review of such document, and shall designate and approve those items or categories of costs and expenses provided in such documents as Construction Costs and shall indicate whether and why certain items or categories of costs and expenses do not qualify as Construction Costs, in whole or in part, and whether such costs and expenses could so qualify under other circumstances, for example, if more information were provided as the necessity and reasonableness of the particular costs and expenses or the features or facilities to which such costs and expenses relate. After such review and approval process is completed by the TAC, in the event ADM Sub desires to strike the Option, ADM Sub shall seek all approvals and authorizations required under its corporate governance policies and practices to authorize the Construction of the ADM Sub Manufacturing Facility including the authorization to expend the amounts provided for in the ADM Sub Construction Master Plan and Budget.

     3.3 OUTPUT FROM TECHNOLOGY ALLIANCE PROGRAM. ADM Sub will use Commercially Reasonable Efforts to produce PHA Cell Paste in such amounts as result from the operations set forth in the Technology Alliance Plan (the "Technology Alliance Output") and such additional amounts as the Parties may agree to in writing (the "Marketing Material") for use by MBX in developing the market for PHA Material. The Technology Alliance Output and the Marketing Material will be made available by ADM Sub to MBX as set forth in this Section 3.3.

          3.3.1 ANALYSIS OF TECHNOLOGY ALLIANCE OUTPUT. MBX will use the Technology Alliance Output to demonstrate recovery of PHA Material in accordance with Section 3.2.4 and the Technology Alliance Plan. Further, the Technology Alliance Output will be used by the Parties to perform such evaluation and analysis as is necessary or useful in determining whether the Parties have achieved the Goal. Without limiting the foregoing statement, the Technology Alliance Output will be evaluated and analyzed by the Parties, in accordance with the procedures and methods set forth in the Technology Alliance Plan, to determine whether the Technology Alliance Output meets the Fermentation Performance Parameters and the Recovery Performance Parameters.

          3.3.2 PURCHASE OF TECHNOLOGY ALLIANCE OUTPUT BY MBX. MBX shall have the right, but not the obligation, to purchase the Technology Alliance Output from ADM Sub at a price of * of PHA Material contained within the PHA Cell Paste, on a one hundred percent (100%) purity basis, and the right and obligation to purchase the Marketing Material manufactured in accordance with the applicable agreement between the Parties, from ADM Sub, at ADM Sub's Manufacturing Cost, F.O.B. Decatur, Illinois. MBX may exercise this purchase option at any time, and from time-to-time, during the Technology Alliance Program and up to thirty (30) days after the expiration or termination of the Technology Alliance Program, by written notice to ADM Sub, stating its desire to purchase, the quantity to be purchased (up to the

*    CONFIDENTIAL TREATMENT REQUESTED
total amount that is then available) and shipping and delivery instructions. ADM Sub shall invoice MBX for amounts so purchased no sooner than at the time of delivery and the purchase price for amounts ordered and delivered in accordance herewith shall be payable by MBX within thirty (30) days of receipt of an invoice from ADM Sub by wire transfer of immediately available fluids to an account in the United States designated by ADM Sub. Technology Alliance Output and Marketing Material purchased hereunder shall be purchased "as is," without warranty of any kind other than that the Technology Alliance Output and Marketing Material shall have been stored and handled, from the time of production until the delivery to MBX, in accordance with the requirements of the Technology Alliance Plan or as otherwise agreed by the Parties. Technology Alliance Output and Marketing Material purchased by MBX shall be used by MBX for performing its obligations pursuant to this Agreement and for market development activities benefiting the Parties and the potential Commercial Alliance between them. Technology Alliance Output that is not purchased by MBX shall be used by ADM Sub solely for internal research and development purposes, or if not soused, ADM Sub shall either store (for later sale to MBX or the Joint Sales Company or for later use by ADM Sub solely for internal research purposes) or dispose of the unused Technology Alliance Output, at ADM Sub's option.

     3.4 REPORTING REQUIREMENTS. Within ten (10) days after the end of each month during the term of the Technology Alliance Program, or as otherwise agreed to by the Parties, the Parties shall provide each other with a written progress report which shall describe the activities that have been performed to date in connection with the Technology Alliance Program, including without limitation, an evaluation of the work performed in relation to the Goal of the Technology Alliance Program, and will provide such other information as may be required by the Technology Alliance Plan or reasonably requested by MBX or ADM Sub.

     3.5 RECORDS. ADM Sub and MBX shall maintain records with respect to the Technology Alliance Program in sufficient detail and in a good scientific manner appropriate to support patent filings, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Technology Alliance Program. All such records shall be retained for at least five (5) years after the termination of this Agreement, or for such longer period as may be required by applicable law. Each of ADM Sub and MBX shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records that are maintained hereunder.

                                    ARTICLE 4
                              INTELLECTUAL PROPERTY

     4.1 OWNERSHIP.

          4.1.1 BACKGROUND TECHNOLOGY, PROPRIETARY MATERIALS. Subject to the rights and licenses granted herein, ADM Sub shall own all right, title and interest in and to any: (i) ADM Sub Background Technology, (ii) ADM Sub Program Technology and (iii) ADM Sub Proprietary Materials. Subject to the rights and licenses granted herein, MBX shall own all right, title and interest in and to any: (x) MBX Background Technology, (y) MBX Program Technology and (z) MBX Proprietary Materials.

*    CONFIDENTIAL TREATMENT REQUESTED

          4.1.2 JOINT OWNERSHIP. MBX and ADM Sub shall jointly own all Joint Program Technology. ADM Sub hereby grants to MBX a perpetual, *, exclusive, fully-sublicenseable license to ADM Sub's rights in Joint Program Technology for the research, development, manufacture, use, sale and importation of PHA Related Material produced via Plants. MBX hereby grants to ADM Sub a perpetual, *, exclusive, fully-sublicenseable license to MBX's rights in Joint Program Technology for use in all fields that are part of ADM's and its Affiliates' commercial activities at any time during the tern of this Technology Alliance Agreement, but excluding: (i) uses that are within the Field, (ii) uses that are within the term "Field of Use" as that term is defined in the License Agreement by and between MBX and Tepha, Inc. dated October 1, 1999 and (iii) any and all uses of PHA Related Material produced via Plants. Subject to the rights, licenses and obligations set forth herein, MBX and ADM Sub hereby agree that they shall each have the right to assign, sell, license or otherwise convey their rights in the Joint Program Technology without notice to or consent of the other Party and without any obligation to share the proceeds of such activity with the other Party, or otherwise to account to the other Party in connection with such activities. In all other respects, the rights of the Parties as joint owners shall be determined by the laws of the United States of America and the State of Delaware.

          4.1.3 DISCLOSURE. MBX and ADM Sub shall each promptly disclose to the other, in writing, the making, conception or reduction to practice of any Program Technology.

     4.2 LICENSE GRANTS.

          4.2.1 LICENSE GRANTS BY MBX. Subject to the terms and conditions act forth herein, MBX hereby grants to ADM Sub a *, non-exclusive license, without the right to assign or sublicense, under MBX's right, title and interest in and to the MBX Technology and the MBX Patent Rights, solely to perform its obligations under the Technology Alliance Plan during the term of this Agreement. ADM Sub acknowledges that certain of the MBX Patent Rights and MSX Technology are Controlled by MBX pursuant and subject to that certain License Agreement dated July 15, 1993 by and between MBX and Massachusetts Institute of Technology as amended, the MIT License"). The license granted herein to ADM Sub is subject to certain rights retained by MIT in the MIT License and ADM Sub further agrees that the obligations to MIT set forth in Articles 2, 5, 7, 8, 9, 10, 12, 13 and 15 (copies of said articles am attached hereto as Exhibit H) are binding upon ADM Sub as if it were a Party to the MIT License.

          4.2.2 GRANTS BY ADM SUB. Subject to the terms and conditions set forth herein, ADM Sub hereby grants to MBX a *, non-exclusive license, without the right to assign or sublicense, under ADM Sub's right, title and interest in and to the ADM Sub Technology and the ADM Sub Patent Rights, solely to perform its obligations under the Technology Alliance Plan during the term of this Agreement.

     4.3 GRANT OF OPTION. MBX hereby grants to ADM Sub the might and option to enter into a commercial alliance for the further research, development, manufacture, use, sale and importation of the PHA Material and PHA Formulations on the terms and conditions set forth in the Commercial Alliance Agreements (the "Option"). The Option shall be exercisable by ADM Sub as follows: (i) at any time after the Technical Aspects of the Goal have been achieved and until thirty
(30) days after the expiration of the term of this Agreement, by written notice to

*    CONFIDENTIAL TREATMENT REQUESTED

MBX or (ii) at any time after the Fermentation Performance Parameters applicable to fermentation in a * fermenter have been met and until thirty (30) days after the expiration of the term of this Agreement, by written notice to MBX; provided, however, that, in either case, the Option shall not be exercisable if and for so long as ADM Sub is in breach of this Agreement. Following the exercise of the Option, the Parties shall promptly execute and deliver the Commercial Alliance Agreements in accordance with this Agreement.

     4.4 NO IMPLIED RIGHTS. The Parties hereby agree and acknowledge that no rights or licenses under their respective intellectual property rights are granted hereunder, by implication, estoppel or otherwise, by either of them, except as expressly set forth in Section 4.1, Section 4.2 and Section 4.3.

     4.5 REPRESENTATIONS AND WARRANTIES.

          4.5.1 MBX REPRESENTATIONS. Except as otherwise disclosed on Schedule
4.5.1 attached hereto and incorporated herein by reference, MBX represents and warrants, as of the Effective Date, that: (a) MBX possesses the full legal right; authority and power to enter into this Agreement and to grant the license to ADM Sub as set forth herein, and that no consent or approval is required in connection therewith; (b) to MBX's Knowledge, the MBX Patent Rights are valid and enforceable within the Field, and MBX has no Knowledge of any current or threatened claim by a third party that any of the MBX Patent Rights are invalid or unenforceable within the Field or that practicing any of the MBX Patent Rights or MBX Technology within the Field would infringe a third party's Patent Rights; (c) there is no existing or, to MBX's Knowledge, threatened litigation concerning the ownership or use within the Field of the MBX Technology or MBX Patent Rights; (d) all MBX Patent Rights that have been prosecuted by MBX (directly or through legal counsel) have been prosecuted in good faith; (e) to the Knowledge of MBX, all MBX Patent Rights that have been prosecuted by a third party (directly or through legal counsel) have been prosecuted in good faith;
(f) MBX has not sold, transferred, granted any licenses, or otherwise conveyed any rights in or to the MBX Technology or MBX Patent Rights that would prevent MBX from granting the rights and licenses granted herein; (g) MBX shall not Knowingly provide any false or misleading information to ADM Sub in connection with the Technology Transfer or the performance of the Technical Alliance Program; (h) MBX has disclosed to ADM Sub any information, which, to MBX's Knowledge, identifies significant health or safety risks associated with the production or recovery of PHA Material or PHA Formulations; (i) to its Knowledge, MBX can fulfill its obligations hereunder without violating, infringing or misappropriating any rights, including any contract, statutory or intellectual property rights or any confidentiality rights of any third party;
(j) MBX has no Knowledge of any existing or threatened acts by any third party that would infringe the MBX Technology or the MBX Patent Rights; (k) MBX has no Knowledge of any prior art that would render the MBX Patent Rights unpatentable;
(l) the MBX Patent Rights include all of the patents and patent applications which MBX Controls which would be infringed by the research, development, manufacture, use, sale or importation of PHA Material and PHA Formulations; provided, that if any such patents or patent applications are not encompassed within the definition of the term "MBX Patent Rights", such definition shall be construed as if such patents or patent applications were so included; (m) MBX has provided ADM Sub with true copies of the agreements listed on Schedule 4.5.1 and that these agreements are all the agreements that are currently effective, or entered into but effective after the Effective Date, that MBX or its

*    CONFIDENTIAL TREATMENT REQUESTED

Affiliates has entered into with third parties pursuant to which: (1) MBX or its Affiliates has granted to a third party the right to practice the MBX Patent Rights in the Field, (2) a Third Party granted to MBX or its Affiliates the right to practice such third party's intellectual property rights within the Field, (3) MBX or its Affiliates and a third party have or shall conduct activities relating to the production or sale of PHA Material or PHA Formulations, (4) MBX or its Affiliates shall have transferred or conveyed a cell line intended to produce PHA Material to a third party, or (5) either party shall manufacture, distribute or sell polyhydroxyalkanoates or concerning the license of Technology or Patent Rights concerning the manufacture, distribution or sale of polyhydroxyalkanoates, (n) Schedule 4.5.1 contains a complete list, as of the Effective Date, of any written opinions of counsel MBX has received concerning the patentability or enforceability of any MBX Patent Rights or Patent Rights Controlled by any Third Party; (o) Schedule 4.5.1 contains a complete list of all written notices MBX has received from any third parties alleging that MBX is or maybe infringing a third party's patent or other intellectual property right; and (p) Schedule 4.5.1 contains a complete list of all written notices MBX has provided to any Third Party alleging that such Third Party is or may be infringing MBX Technology or MBX Patent Rights. Anything herein to the contrary notwithstanding, MBX shall only be required to provide copies to ADM Sub of those material transfer agreements entered into with Third Parties pursuant to which MBX or its Affiliates shall have transferred or conveyed a cell line intended to produce PHA Material or that does not conform in all material respects with the form of material transfer agreement attached hereto to Schedule 4.5.1. Anything herein to the contrary notwithstanding, the Parties hereby agree and acknowledge as follows: (i) with respect to such of the Technology and Patent Rights that are Controlled by MBX and that include or claim processes or methods ("Methods IP") of manufacturing, processing or using compositions of matter, it is acknowledged that MBX may not have, or be able to license to ADM Sub or the Joint Sales Company hereunder, the freedom to practice such Methods IP with respect to compositions that are owned or controlled by Third Parties and that MBX makes no representation or warranty as to such freedom to operate; (ii) with respect to such of the Technology and Patent Rights that are Controlled by MBX and that include or claim compositions of matter of PHA Formulations ("Formulations IP"), it is acknowledged that MBX may not have, or be able to license to AIM Sub or the Joint Sales Company hereunder, the fight to make, use or sell PHA Formulations that are claimed by such Formulations IP to the extent that a Third Party owns or controls the right to manufacture, use or sell a component, ingredient or combination that is included within a particular PHA Formulation and that MBX makes no representation or warranty as to such freedom to operate; provided, however, that except to the extent recently allowed US Patent Application US 2003/0236358 (published December 25, 2003) is valid, enforceable and applicable, this exception shall not apply to the formulations listed on Schedule 4.5.1 as "Core Formulations";
(iii) with respect to such of the Technology and Patent Rights that are Controlled by MBX and that include or claim a method producing PHA Material through the use of engineered microbial cell lines, MBX believes that *, (iv) with respect to such of the Technology and Patent Rights that are Controlled by MBX and that include or claim the manufacture, use or sale of *; and (v) with respect to patent applications that are included within the MBX Patent Rights, MBX only makes the representations and warranties set forth in items 4.5.1(a),
(c), (d), (e), (f), (g), (j), (k), (I), (m) and (n). MBX DOES NOT MAKE ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER CONCERNING THE MBX PATENT RIGHTS, THE MBX TECHNOLOGY OR ITS RIGHTS THEREIN. MBX HEREBY SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR

*    CONFIDENTIAL TREATMENT REQUESTED

IMPLIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

          4.5.2 ADM SUB REPRESENTATIONS. Except as otherwise disclosed on
Schedule 4.5.2 attached hereto and incorporated herein by reference, ADM Sub represents and warrants, as of the Effective Date, that: (a) ADM Sub possesses the full legal right, authority and power to enter into this Agreement and to grant the license to MBX as set forth herein, and that no consent or approval is required in connection therewith; (b) to ADM Sub's Knowledge, the ADM Sub Patent Rights that, to ADM Sub's Knowledge, have specific application within the Field, are valid and enforceable within the Field, and ADM Sub has no Knowledge of any current or threatened claim by a third party that any of the ADM Sub Patent Rights that, to ADM Sub's Knowledge, have specific application within the Field, are invalid or unenforceable within the Field or would infringe a third party's Patent Rights if practiced in the Field; (c) there is no existing or, to ADM Sub's Knowledge, threatened litigation concerning the ownership or use within the Field of the ADM Sub Technology or ADM Sub Patent Rights than to ADM Sub's Knowledge, have specific application within the Field; (d) all ADM Sub Patent Rights that have been prosecuted by ADM or its Affiliates (directly or through legal counsel) have been prosecuted in good faith; (e) to the Knowledge of ADM Sub, all ADM Sub Patent Rights that have been prosecuted by a third party (directly or through legal counsel) have been prosecuted in good faith; (f) neither ADM Sub nor any of its Affiliates have sold, transferred, granted any licenses, or otherwise conveyed any rights in or to the ADM Sub Technology or ADM Sub Patent Rights that, to ADM Sub's Knowledge, have specific application within the Field, which sale, transfer, license or conveyance would prevent ADM Sub from granting the rights and licenses granted herein; (g) ADM Sub shall not Knowingly provide any false or misleading information to MBX in connection with the Technology Transfer or the performance of the Technical Alliance Program;
(h) ADM Sub has disclosed to MBX any information, which, to ADM Sub's Knowledge, identifies significant health or safety risks associated with the production or recovery of PHA Material or PHA Formulations; (i) to its Knowledge, ADM Sub can fulfill its obligations hereunder without violating, infringing or misappropriating any rights, including any contract, statutory or intellectual property rights or any confidentiality rights of any third party; (j) ADM Sub has no Knowledge of any existing or threatened acts by any third party that would infringe the ADM Sub Technology or the ADM Sub Patent Rights that, to ADM Sub's Knowledge, have specific application within the Field; (k) ADM Sub has no Knowledge of any prior art that would render unpatentable those ADM Sub Patent Rights that, to ADM Sub's Knowledge, have specific application within the Field,
(l) the ADM Sub Patent Rights include all of the patents and patent applications which ADM Sub Controls which would be infringed by the research, development, manufacture, use, sale or importation of PHA Material and PHA Formulations; provided, that if any such patents or patent applications are not encompassed within the definition of the term "ADM Sub Patent Rights", such definition shall be construed as if such patents or patent applications were so included, (m) ADM Sub has provided MBX with true copies of the agreements listed on Schedule 4.5.2 and that these agreements are all the agreements that are currently effective, or entered into bat effective after the Effective Date, that ADM Sub or its Affiliates has entered into with third parties pursuant to which: (1) ADM Sub or its Affiliates has granted to a third party the right to practice within the Field the ADM Sub Patent Rights that, to ADM Sub's Knowledge have specific application within the Field, (2) a Third Party granted to ADM Sub or its Affiliates the right to practice such third party's intellectual property rights specifically within the Field, (3) ADM Sub or its

*    CONFIDENTIAL TREATMENT REQUESTED

Affiliates and a third party have or shall conduct activities relating to the production or sale of PHA Material or PHA Formulations, (4) ADM Sub or its Affiliates shall have transferred or conveyed a cell line intended to produce PHA Material to a third party, or (5) either party shall manufacture, distribute or sell polyhydroxyalkanoates or concerning the license of Technology or Patent Rights concerning the manufacture, distribution or sale of polyhydroxyalkanoates, (n) Schedule 4.5.2 contains a complete list, as of the Effective Date, of any written opinions of counsel ADM Sub or its Affiliates have received concerning the patentability or enforceability of any ADM Sub Patent Rights or Patent Rights Controlled by any Third Party that, to ADM Sub's Knowledge, have specific application within the Field; (o) Schedule 4.5.2 contains a complete list of all written notices ADM Sub has received from any third parties alleging that ADM Sub or its Affiliates is or may be infringing a third party's patent or other intellectual property right within the Field; and
(p) Schedule 4.5.2 contains a complete list of all written notices ADM Sub or its Affiliates has provided to any Third Party alleging that such Third Party is or may be infringing ADM Sub Technology or ADAM Sub Patent Rights within the Field. Anything herein to the contrary notwithstanding, ADM Sub shall only be required to provide copies to MBX of those material transfer agreements entered into with Third Parties pursuant to which ADM Sub or its Affiliates shall have transfer red or conveyed a cell line intended to produce PHA Material or that do not provide that ADM Sub will own, or have an option to take an exclusive license to inventions that relate to the manufacture, use or sale of PHA Material that are made in connection with the work done pursuant to the material transfer agreement. Anything herein to the contrary notwithstanding, the Parties hereby agree and acknowledge as follows: with respect to patent applications that are included within the ADM Sub Patent Rights, ADM only makes the representations and warranties set forth in items 4.5.2(a), (c), (d), (e), (f),
(g), (j), (k), (1), (m) and (n). ADM SUB DOES NOT MAKE ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER CONCERNING THE ADM SUB PATENT RIGHTS, THE ADM SUB TECHNOLOGY OR ITS RIGHTS THEREIN. ADM SUB HEREBY SPECIFICALLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR BELIED, INCLUDING BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

                                    ARTICLE 5
                                    PAYMENTS

     5.1 PAYMENTS. Within ten (10) days after the Effective Date, ADM Sub shall pay to MBX the amount of three million dollars ($3,000,000) as a non-refundable; non-creditable upfront payment. Within ten (10) days following the TAC's determination that (i) the production of PHA Cell Paste in a fermenter having a capacity of approximately * was in a manner and with results that met the applicable Fermentation Performance Parameters, and (ii) the recovery of PHA Material was in a manner and with results that met the Recovery Performance Parameters, ADM Sub shall pay to MBX the amount of one million dollars ($1,000,000) as a non refundable, non-creditable milestone payment. Within ten
(10) days following the first to occur of: (i) the achievement of the Goal and
(ii) the exercise of the Option by ADM Sub, ADM Sub shall pay to MBX the amount of one million dollars ($1,000,000) as a non refundable, non-creditable milestone payment. Anything herein to the contrary notwithstanding, in the event that ADM Sub desires to exercise the Option in accordance with Section 4.3, the above-described upfront payment and the two (2) milestone payments, to the

*    CONFIDENTIAL TREATMENT REQUESTED
extent not already paid, shall be due and payable in full as a pre-condition to the exercise of the Option. Amounts due under this Section 5.1 shall be payable by wire transfer of immediately available funds to an MBX bank account in accordance with instructions to be provided to ADM Sub by MBX.

     5.2 OTHER EXPENSES. Except as provided in Section 5.1, each Party shall bear its own costs and expenses incurred in performing under this Agreement.

                                    ARTICLE 6
                                   EXCLUSIVITY

     6.1 EXCLUSIVITY. During the term of this Agreement, and for a period of thirty (30) days thereafter, ADM Sub and MBX shall not, directly or through one or more Affiliates or agents, discuss, negotiate or establish, business operations, agreements or transactions with any third party concerning or relating to *, including without limitation any business operation, agreement or transaction that would have as a purpose, the manufacture, use, sale or importation of *. Notwithstanding the foregoing, MBX shall at all times be permitted to engage in the following activities: (i) communicate with and supply PHA Material and PHA Formulations to potential and actual customers or marketing partners from the PHA Material to be produced by ADM Sub and MBX hereunder, (ii) establish fermentation, recovery and formulation capacity, directly or through third party service providers, to produce, sell and convey pilot scale quantities of PHA Material for market development purposes, to supply MBX customers or to satisfy certain obligations of MBX hereunder, (iii) discuss, negotiate or establish strategic marketing alliances, (iv) in-license or otherwise acquire rights to Technology that may be useful in connection with the activities of the Parties hereunder, or under the Commercial Alliance Agreements, provided that such Technology is made available for use in connection with such activities (the activities listed in the foregoing clauses
(i) through (iv) inclusive are the "Permitted Activities") and provided further that, for avoidance of doubt, MBX shall not grant any right or license to any MBX Technology for use within the Field to any Person other than to carry out any of the Permitted Activities. MBX shall provide written notice to ADM Sub describing any Permitted Activities that it plans to undertake and shall provide ADM Sub with a reasonable opportunity to provide continents thereon to MSX. Promptly upon ADM Sub exercising the Option hereunder, MBX shall assign to the Joint Sales Company (and the Joint Sales Company shall assume) any and all agreements entered into within the Permitted Activities concerning the supply of PHA Material and PHA Formulations, any strategic marketing alliances and any licenses to MBX Technology. Any amounts received by MBX in connection with any strategic marketing alliance or in connection with any license to MBX Technology in the Field permitted within the Permitted Activities shall be used solely to further develop the MBX Technology within the Field.

*    CONFIDENTIAL TREATMENT REQUESTED

                                   ARTICLE 7
                     TREATMENT OF CONFIDENTIAL INFORMATION;
                           PUBLICITY; NON-SOLICITATION

     7.1 CONFIDENTIALITY OBLIGATIONS. MBX and ADM Sub each recognize that the other Parties' Confidential Information and Proprietary Materials constitute highly valuable and proprietary confidential information. Each of MBX and ADM Sub agrees that it will keep confidential, and will cause its employees, consultants, and Affiliates to keep confidential, all Confidential Information and Proprietary Materials of the other Parties. The Party and their respective employees, consultants or Affiliates, shall not use any Confidential Information or Proprietary Materials of any other Party for any purpose whatsoever except as expressly permitted in this Agreement. MBX acknowledges that the corn costs that constitute a portion of the Manufacturing Cost shall constitute ADM Sub Confidential Information.

     7.2 LIMITED DISCLOSURE. MBX and ADM Sub each agree that any disclosure of any other Party's Confidential Information or any transfer of any other Party's Proprietary Materials to any officer or employee of any other Party or any of its Affiliates shall be made only if and to the extent necessary to carry out its rights and responsibilities under this Agreement and shall be limited to the maximum extent possible consistent with such rights and responsibilities. MBX and ADM Sub each further agree that any disclosure of another Party's Confidential Information or any transfer of another Party's Proprietary Materials as permitted by the preceding sentence shall only be made to such of the recipient Party's officers, employees aid Affiliates who are bound by written confidentiality obligations to maintain the confidentiality thereof and not to use such Confidential Information or Proprietary Materials except as expressly permitted by this Agreement. MBX and ADM Sub each further agree not to disclose or transfer any other Party's Confidential information or Proprietary Materials to any third parties under any circumstance without the prior written approval from the relevant other Party (such approval not to be unreasonably withheld), except as otherwise required by law, or except as otherwise expressly permitted by this Agreement. Each Party shall take such action, and shall cause its Affiliates to take such action, to preserve the confidentiality of the other Parties' Confidential Information and Proprietary Materials as it would customarily take to preserve the confidentiality of its own Confidential Information and Proprietary Materials, and in no event, less than reasonable care. Each Party, upon the request of any other Party, will return all the Proprietary Information and Confidential Materials disclosed or transferred to it by such other Party pursuant to this Agreement which does not constitute Joint Program Technology, including all copies and extracts of documents and all manifestations in whatever form, within two (2) months of the request or, within two (2) weeks of the termination or expiration of this Agreement; provided, however, that a Party may retain Confidential Information, and Proprietary Materials of another Party relating to any license which survives such termination and one copy of all other Confidential Information may be retained in its legal files solely for the purpose of monitoring compliance with this
Article 7.

     7.3 EMPLOYEES AND CONSULTANTS. MBX and ADM Sub each hereby represent that all of its employees, and any consultants to such Party or its Affiliates, participating in the activities of the Technology Alliance Program who shall have access to the Confidential Information or Proprietary Materials of the other Party are bound by written obligations to maintain such information in confidence and not to use such information except as expressly permitted herein

*    CONFIDENTIAL TREATMENT REQUESTED
mid to assign any inventions or discoveries made in connection with such activities to MBX or ADM Sub as applicable. Each Party agrees to be held responsible for the confidentiality obligations to which its employees and consultants (and those of its Affiliates) are obligated.

     7.4 PUBLICITY. Neither Party may publicly disclose the existence or terms of this Agreement without the prior written consent of the other Party; provided, however, that either Party may make such a disclosure: (a) to the extent required by law (including the fling of a redacted copy of the Agreement as an exhibit to a legally required filing) or by the requirements of any nationally recognized securities exchange, quotation system or over-the-counter market on which such Party has its securities listed or traded, and (b) to any investors (including without limitation, entities interested in acquiring the stock or assets of such Party or merging with or into such Party), prospective investors, lenders, other potential financing sources, prospective customers and prospective strategic marketing partners who are obligated to keep such information confidential. In the event that such disclosure is required as aforesaid, the disclosing Party shall make Commercially Reasonable Efforts to provide the other Party with reasonable notice prior to such disclosure and to coordinate with the other Party with respect to the wording and timing of any such disclosure. The Parties, prior to the execution of this Agreement, will mutually agree on the wording of a press release publicizing the Technology Alliance which shall be attached hereto as Exhibit I. Once such press release or any other written statement is approved for disclosure by both Parties, either Party may make subsequent public disclosure of the contents of such statement, but no more than the contents of such statement, without the further approval of the other Party.

     7.5 PROHIBITION ON SOLICITATION. Neither Party nor its Affiliates shall, during the period commencing on the Effective Date and continuing until the expiration or termination of this Agreement and two (2) years thereafter, specifically solicit any person who is employed by the other Party or its Affiliates and who was involved in the Technology Alliance Program during the term of this Agreement, whether such person is solicited to be hired as an employee or consultant, unless authorized in writing by the other Party. The Parties acknowledge that generally listing a position for hire in a newspaper, trade journal or similar publication shall not constitute a specific solicitation in violation of the terms of this provision. The Parties also acknowledge that specifically soliciting any person who was formerly employed by the other Party or its Affiliates is not in violation of the terms of this provision. The Parties further acknowledge for the avoidance of doubt that this Section only applies to those persons that remain employees of a Party and not to former employees of a Party.

     7.6 TERM. The obligations and restrictions set forth in this Article 7 shall survive the termination or expiration of this Agreement for a period of twenty (20) years.

                                   ARTICLE 8
                              TERM AND TERMINATION

     8.1 TERM. This Agreement shall commence as of the Effective Date and shall expire upon the first to occur of (i) fifteen (15) months following the completion of the initial fermentation run by ADM Sub in a fermenter having a capacity of approximately *, (ii) eighteen (18) months following the completion of MBX's obligations in connection with the Technology

*    CONFIDENTIAL TREATMENT REQUESTED

Transfer as specified under the Technology Alliance Plan, (iii) the second anniversary of the Effective Date, unless terminated in accordance with this
Article 8 prior to such date, and (iv) the execution of the Commercial Alliance Agreement.

     8.2 TERMINATION BY EITHER PARTY. This Agreement may be terminated at any time by either Party in the event that the other Party materially defaults on any material obligation hereunder or materially breaches any material term of this Agreement to be performed or observed: (a) by giving one (1) month prior written notice to the defaulting Party in the case of a breach of any payment term of this Agreement, and (b) by giving two (2) months prior written notice to the defaulting Party in the case of any other breach; provided, however, that in the case of a default or breach capable of being cured, if said defaulting Party shall cure the said default or breach within such notice period after said notice shall have been given, then said notice shall not be effective and this Agreement shall continue in full force and effect.

     8.3 AT WILL TERMINATION BY ADM SUB. ADM Sub shall have the right to terminate this Agreement at any time upon not less than one (1) month prior written notice to MBX.

     8.4 CONSEQUENCES OF TERMINATION OR EXPIRATION; GRANT OF LICENSES. Upon the termination or expiration of the Agreement, the following shall occur:

          8.4.1 CONSEQUENCES OF TERMINATION OR EXPIRATION.

               (a) MBX shall immediately cease using, and shall promptly return to ADM Sub, all ADM Sub Technology, except to the extent MBX has a license to practice such Technology under Section 8.4;

               (b) ADM Sub shall immediately cease using, and shall promptly return to MBX all MBX Technology, except to the extent ADM Sub has a license to practice such Technology under Section 8.4;

               (c) the license granted to ADM Sub pursuant to Section 4.2.1 shall immediately terminate;

               (d) the license granted to MBX pursuant to Section 4.2.2 shall immediately terminate;

               (e) each Party shall promptly pay to the other any amounts due and payable hereunder as of the effective date of termination or expiration; and

               (f) subject to those rights and obligations of the Parties that survive termination or expiration by their terms or pursuant to Section 8.5, this Agreement shall terminate and be of no further force or effect.

          8.4.2 RIGHTS UPON ADM SUB TERMINATION.

               (a)  In the event ADM Sub terminates this Agreement pursuant to
                    Section 8.3, or ADM Sub does not Exercise the Option after the

*    CONFIDENTIAL TREATMENT REQUESTED

                    Technical Aspects of the Goal have been achieved, then ADM Sub shall and hereby does grant to MINX a fully-sublicenseable, *, perpetual, irrevocable, non-exclusive license under all intellectual property rights Controlled by ADM Sub and claiming or covering Program Technology, to research, develop, manufacture, use, sell and import PHA-Related Material, produced using any means or methods, for any rand all uses.

               (b)  In the event ADM Sub terminates this Agreement pursuant to
                    Section 8.2, then MBX shall and hereby does grant to ADM Sub a fully-sublicenseable, *, perpetual, irrevocable (unless the terms of the license are breached), non-exclusive license under all intellectual property rights Controlled by MBX and claiming or covering Program Technology and MBX Background Technology to research, develop, manufacture, use, sell and import PHA Material and PHA Formulations for use in the Field. The foregoing license shall be limited such that ADM Sub shall be permitted to make a maximum of * of PHA Materials during each consecutive period of twelve
                    (12) months during the term of the license on a * basis and ADM Sub shall have the right to make up to an additional * of PHA Material during each consecutive period of twelve
                    (12) months during the term of the license subject to payment to MBX of a royalty (i) during the Royalty Term equal to: (y) * on all sales or other conveyances of PHA Patented Material (including, without limitation, PHA Material that is contained within PHA Formulations), on a one hundred percent (100%) purity basis; and (z) * on all sales or other conveyances of PHA Know How Material (including, without limitation, PHA Material that is contained within PHA Formulations), on a one hundred percent (100%) purity basis; and (ii) during the Supplemental Royalty Term equal to * on all sales or other conveyances of PHA Supplemental Know How Material (including, without limitation, PHA Material that is contained within PHA Formulations), on a one hundred percent (100%) purity basis. Provided, however, that any such royalty shall be reduced by the amount of royalties payable to any Third Party under a license required to obtain freedom to practice the MBX Technology and/or MBX Patent Rights for the manufacture, use or sale of PHA Material within the Field provided that MBX breached an obligation under Section 4.5.1 to disclose: (i) the existence of such Third Party's intellectual property rights in such Technology, or (ii) claims by such Third Party that any of the MBX Patent Rights are invalid or unenforceable, or that the practice of any of the MBX Patent Rights would constitute an infringement or misappropriation of such Third Party's intellectual property rights (such royalty reduction right is "Third Party IP Royalty Offset"). Such royalty shall be payable within thirty (30) days following the end of each

*    CONFIDENTIAL TREATMENT REQUESTED
                    calendar quarter for sales or conveyances that occur during such calendar quarter. Amounts due under this Section 8.4.2(b) shall be payable by wire transfer of immediately available funds to an MBX bank account in accordance with instructions to be provided to ADM Sub by MBX. Any amounts that are not paid when due hereunder shall accrue interest at the rate of four percent (4%) per annum in excess of the one year London Interbank Offered Rate (LIBOR) then most recently published in THE WALL STREET JOURNAL. The right to demand and receive the interest provided hereunder shall be in addition to any other rights available to MBX hereunder or at law. ADM Sub shall maintain records with respect to the sale or conveyance of PHA Material under this license in sufficient detail to enable MBX to verify the accuracy of the royalty payments made hereunder by ADM Sub. Such records shall be retained for at least five (5) years after the relevant (late of sale or conveyance. MBX shall have the right, during normal business hours and upon reasonable notice, to have an independent third party accounting firm (subject to a mutually agreeable confidentiality agreement) inspect and copy any such records that are maintained in accordance with this Section 8.4.2(b). ADM Sub may terminate this license at any time without any further obligation by providing MBX with written notice thereof. In addition, in the event ADM Sub terminates this Agreement pursuant to
                    Section 8.2, MBX shall promptly destroy any derivatives and mutated forms constituting MBX Proprietary Materials invented by ADM Sub, and provide ADM Sub with a certification signed by an officer of MBX that MBX has complied with this provision.

          8.4.3 RIGHTS UPON MBX TERMINATION. In the event MBX terminates this Agreement pursuant to Section 8.2, then ADM Sub shall and hereby does grant to
MBX: (i) a fully-sublicenseable, *, perpetual, irrevocable, exclusive license under all intellectual property rights Controlled by ADM Sub and claiming or covering Program Technology, to research, develop, manufacture, use, sell and import PHA Related Material, produced using any means or methods, for any and all uses, and (ii) a fully-sublicenseable, *, perpetual, irrevocable, non-exclusive license under all ADM Sub Background Technology, to research, develop, manufacture, use, sell and import PHA-Related Material, produced using any means or methods, for any and all uses.

          8.4.4 RIGHTS UPON BANKRUPTCY.

               (a) In the event ADM Sub files for protection under Chapter 11 of the U.S. Bankruptcy Code, and ADM Sub, directly or indirectly in connection with such proceedings, rejects this Agreement as an executory contract (or on similar grounds), then ADM Sub shall and hereby does grant to MBX: (i) a fully-sublicenseable, *, perpetual, irrevocable, exclusive license under all intellectual

*    CONFIDENTIAL TREATMENT REQUESTED
                    property rights Controlled by ADM Sub and claiming or covering Program Technology, to research, develop, manufacture, use, sell and import PHA-Related Material, produced using any means or methods, for any and all uses, and (ii) a fully-sublicenseable, *, perpetual, irrevocable, non exclusive license under all ADM Sub Background Technology, to research, develop, manufacture, use, sell and import PHA-Related Material, produced using any means or methods, for any and all uses.

               (b) In the event MBX files for protection under Chapter 11 of the U.S. Bankruptcy Code, and MBX, directly or indirectly in connection with such proceedings, rejects this Agreement as an executory contract (or on similar grounds), then MBX shall and hereby does grant to ADM Sub a fully-sublicenseable, *, perpetual, irrevocable (unless the terms of the license are breached), nonexclusive license under all intellectual property rights Controlled by MBX and claiming or covering Program Technology and MBX Background Technology to research, develop, manufacture, use, sell and import PHA Material and PHA Formulations for use in the Field. The foregoing license shall be limited such that ADM Sub shall be permitted to make a maximum of * of PHA Materials during each consecutive period of twelve (12) months during the term of the license on a * basis and ADM Sub shall have the right to make up to an additional * of PHA Material during each consecutive period of twelve (12) months during the term of the license subject to payment to MBX of a royalty (i) during the Royalty Term equal to: (y) * on all sales or other conveyances of PHA Patented Material (including, without limitation, PHA Material that is contained within PHA Formulations), on a one hundred percent (1.00%) purity basis; and (z) * on all sale or other conveyances of PDA Know-How Material (including, without limitation, PHA Material that is contained within PHA Formulations), on a one hundred percent (100%) purity basis; and (ii) during the Supplemental Royalty Term equal to * on all sales or other conveyances of PHA Supplemental Know-How Material (including, without limitation, PHA Material that is contained within PHA Formulations), on a one hundred percent (100%) purity basis. Provided, however, that any such royalty shall be subject to Third Party IP Royalty Offset. Such royalty shall be payable within thirty (30) days following the end of each calendar quarter for sales or conveyances that occur during such calendar quarter. Amounts due under this Section 8.4.4(b) shall be payable by wire transfer of immediately available funds to an MBX bank account in accordance with instructions to be provided to ADM Sub by MBX. Any amounts that are not paid when due hereunder shall accrue interest at the rate of four percent (4%) per annum in excess of the one year London Interbank Offered Rate (LIBOR) then most recently

*    CONFIDENTIAL TREATMENT REQUESTED
                    published in THE WALL STREET JOURNAL. The right to demand and receive the interest provided hereunder shall be in addition to any other rights available to MBX hereunder or at law. ADM Sub shall maintain records with respect to the sale or conveyance of PHA Material under this license in sufficient detail to enable MBX to verify the accuracy of the royalty payments made hereunder by ADM Sub. Such records shall be retained for at least five (5) years after the relevant date of sale or conveyance. MBX shall have the right, during normal business hours and upon reasonable notice, to have an independent third party accounting firm (subject to a mutually agreeable confidentiality agreement) inspect and copy any such records that are maintained in accordance with this Section 8.4.4(b). ADM Sub may terminate this license at any time without any further obligation by providing MBX with written notice thereof.

     8.5 SURVIVING PROVISIONS; RESERVATION OF RIGHTS. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights and obligations of the Parties that have accrued as of the Effective Date of termination and:

          (a) the rights and obligations of the Parties provided hi Section 8.4, and Articles 1, 4, 6, 7, 9, 10 and 11 and any other provision which would reasonably be expected to survive termination in accordance with the terms of this Agreement, all of which shall survive such termination for the period of time set forth in each such provision, or indefinitely if no such time is specified; and

          (b) any other rights or remedies provided at law or equity which either Party may otherwise have against the other.

                                    ARTICLE 9
                                 PATENT MATTERS

     9.1 PATENT FILING, PROSECUTION AND MAINTENANCE.

          9.1.1 ADM SUB PATENT RIGHTS. ADM Sub shall have the sole right and authority to file, prosecute and maintain the ADM Sub Patent Rights during the term of this Agreement at its own expense and using patent counsel of its own choosing. ADM Sub represents that it will continue to file, prosecute and maintain the ADM-Sub Patent Rights in accordance with reasonable commercial practices during the term of this Agreement.

          9.1.2 MBX PATENT RIGHTS. MBX shall have the sole right and authority to file, prosecute and maintain the MBX Patent Rights during the term at its own expense and using patent counsel of its own choosing. MBX represents that it will continue to file, prosecute and maintain the MBX Patent Rights in accordance with reasonable commercial practices during the term of this Agreement.

*    CONFIDENTIAL TREATMENT REQUESTED

          9.1.3 ABANDONMENT. If either Party decides to withdraw from the continued prosecution of any Patent Rights on Technology that is at that time subject to a license hereunder, such Party shall so inform the other Party at least thirty (30) days prior to the effective date of such decision and the other Party shall have the right, through patent attorneys or agents of its choice, to assume responsibility for the continued prosecution of such Patent Rights. Promptly after the effective date of the decision to withdraw, the withdrawing Party shall assign its right, title and interest in and to such Patent Rights to the other Party. Notwithstanding such assignment, such Patent Rights will continue to be subject to any licenses granted herein to the extent necessary in carrying out the Commercial Alliance.

          9.1.4 JOINT PROGRAM TECHNOLOGY. The Parties will file, prosecute and maintain Patent Rights claiming Joint Program Technology in accordance with this
Section 9.1.4 with the primary goal of maximizing the commercial potential of the PHA Material in a commercially reasonable manner. The Parties, sharing expenses equally and acting through patent attorneys or agents agreed upon by the Parties, shall prepare, file, prosecute and maintain all Patent Rights relating to Joint Program Technology. If either Party decides to withdraw from the continued prosecution of any Patent Rights on Joint Program Technology, such Party shall so inform the other Party at least thirty (30) days prior to the effective date of such decision and the other Party shall have the right, through patent attorneys or agents of its choice, to assume responsibility for the continued prosecution of such Patent Rights. Promptly after the effective date of the decision to withdraw, the withdrawing Party shall assign its right, title and interest in and to such Patent Rights to the other Party. Notwithstanding such assignment, such Patent Rights will continue to be subject to the licenses granted herein to the extent applicable.

     9.2 INFRINGEMENT AND DEFENSE.

          9.2.1 ACTUAL OR THREATENED INFRINGEMENT. In the event either Party becomes aware of any possible infringement or unauthorized possession, knowledge or use of any Technology, which is the subject matter of this Agreement, in the Field (collectively, an "Infringement"), that Party shall promptly notify the other Party and provide it with available details. ADM Sub hereby reserves the exclusive right (but not obligation) to take whatever action it deems appropriate to prevent or terminate any third party infringement of ADM Sub Patent Rights claiming the ADM Sub Technology, at ADM Sub's cost. MBX hereby reserves the exclusive right (but not obligation) to take whatever action it deems appropriate to prevent or terminate any third party infringement of MBX Patent Rights claiming the MBX Technology, at MBX's cost. Notwithstanding the foregoing, during the term, if either Party (the "Defending Party") decides to take any action to prevent or terminate any third party infringement of its Patent Rights within the Field, it shall first give notice to the other Party (the "Neutral Party") and, if the Neutral Party can produce a written legal opinion of an independent patent attorney concluding that there is a reasonable likelihood that such third party could, in good faith, in connection with such action, allege that a claim or claims within Patent Rights Controlled by the Neutral Party are invalid or unenforceable, then the Defending Party shall not take such action against such third party without the prior, written consent of the Neutral Party. The Parties, sharing expenses equally and acting through patent attorneys or agents agreed upon by the Parties, shall take whatever action they shall agree upon to prevent or terminate any third party infringement of Patent Rights relating to Joint Program Technology, provided, however, that if the Parties cannot agree, MBX shall have the right to make the final determination with respect

*    CONFIDENTIAL TREATMENT REQUESTED
to third party infringement within the Field. In all cases, all decisions by a Party pursuant to this Section 9.2 shall be made in good faith and in the best interest of the Technology Alliance Program.

          9.2.2 DEFENSE OF CLAIMS. In the event that any action, suit or proceeding is brought against either Party based on its actions in performance of the Technology Alliance Program and alleging the infringement of the Technology or intellectual property rights of a third party, the Parties shall cooperate with each other in the defense of any such suit, action or proceeding. The Parties will give each other prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement and will furnish each other with a copy of each communication relating to the alleged infringement. Each Party shall cooperate in the defense of such actions. If as a consequence of such action, suit or proceeding by a third party, a prohibition, restriction or other condition is imposed upon one or both of the Parties, the Parties shall examine and discuss in good faith the consequences of such prohibition or restriction or other conditions on this Agreement and on possible modifications hereto.

                                   ARTICLE 10
                                 INDEMNIFICATION

     10.1 INDEMNIFICATION BY MBX. During the course of, and upon and after termination of this Agreement for any reason whatsoever, MBX and its Affiliates shall indemnify, defend and hold ADM Sub, its Affiliates and their respective directors, officers and employees (collectively, "ADM Sub Indemnitees") harmless against any claims (including without limitation claims for product liability, personal injury or death, or property damage), liability, damage, loss, cost or expense (including reasonable attorneys' fees) incurred by any of them, to the extent resulting from: (i) the * of MBX, or any of its Affiliates, or their respective employees, representatives or agents; or (ii) MBX's *. Notwithstanding anything to the contrary, this provision shall not apply to any claims or suits to the extent attributable to the negligence or willful misconduct of air ADM Sub Indemnitee or a breach of this Agreement by ADM Sub.

     10.2 INDEMNIFICATION BY ADM SUB. During the course of, and upon and after termination of this Agreement for any reason whatsoever, ADM Sub and its Affiliates shall indemnify, defend and hold MBX, its Affiliates and their respective directors, officers and employees (collectively, "MBX Indemnitees") harmless against any claims (including without limitation claims for product liability, personal injury or death, or property damage), liability, damage, loss, cost or expense (including reasonable attorneys' fees) incurred by any of them, to the extent resulting from: (i) the * of ADM Sub, or any of its Affiliates, or their respective employees, representatives or agents; or (ii) ADM Sub's *. Notwithstanding anything to the contrary, this provision shall not apply to any claims or suits to the extent attributable to the negligence or willful misconduct of an MBX Indemnitee or a breach of this Agreement by MBX.

     10.3 CONDITIONS TO INDEMNIFICATION. A Party seeking indemnification under this Article 10 (the "Indemnified Party') shall give prompt notice of the claim to the other Party (the "Indemnifying Party) and, provided that the Indemnifying Party is not contesting the indemnity obligation, shall permit the Indemnifying Party to control any litigation relating to such claim and disposition of any such claim, provided that the Indemnifying Party shall act reasonably and

*    CONFIDENTIAL TREATMENT REQUESTED
in good faith with respect to all matters relating to the settlement or disposition of any claim as the settlement or disposition relates to Parties being indemnified under this Article 10 and provided, further, that the Indemnifying Party shall not settle or otherwise resolve any claim without prior notice to the Indemnified Party and the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) if such settlement involves anything other than the payment of money by the Indemnifying Party. The Indemnified Party shall cooperate with the Indemnifying Party in its defense of any claim for which indemnification is sought under this Article 10 and shall have the right to be present hi person or through counsel at all legal proceedings giving rise to the right of indemnification.

                                   ARTICLE 11
                                  MISCELLANEOUS

     11.1 NO ASSIGNMENT. No Party shall sell, transfer or permit any transfer of, in whole or in part, this Agreement without prior written consent of the other Parties, which consent may be withheld for any reason. The merger or acquisition of MBX by, with or into a third party shall not be deemed to effect an assignment of this Agreement by MBX and this Agreement shall be binding upon and inure to the benefit of such third party, or new entity, in the case of a merger or similar transaction in which MBX does not continue as the same corporate entity and shall continue to bind and inure to the benefit of MBX in the case of an acquisition or similar transaction in which MBX survives as the same corporate entity. ADM Sub shall not enter into any merger, acquisition or similar transaction without the prior, written consent of MBX. Nothing herein shall restrict ADM from entering into a merger or acquisition of ADM by, with or into a third party and no such transaction shall he deemed to effect an assignment of this Agreement by ADM Sub and this Agreement shall be binding upon and inure to the benefit of such third party, or new entity, in the case of a merger or similar transaction in which ADM does not continue as the same corporate entity and shall continue to bind and inure to the benefit of ADM Sub in the case of an acquisition or similar transaction in which ADM survives as a the same corporate entity. Any purported assignment or transfer in violation of this provision shall be null and void. In the event that, at anytime *, MBX receives a bona fide offer from a third party to acquire all, or a majority, of the outstanding shares of voting equity of MBX (such an acquisition is hereinafter an "Acquisition Transaction"), MBX shall provide notice to ADM Sub of the proposed Acquisition Transaction at least * from ADM Sub to enter into an Acquisition Transaction with ADM Sub (such an agreement is a "No-Shop Agreement"). Such notice will set forth the *. ADM Sub shall not, directly or indirectly, contact such proposing party without MBX's prior written consent, provided however, that if such proposing party contacts ADM Sub without direct or indirect prompting or solicitation by ADM Sub, then nothing in this Section
11.1 shall restrict ADM Sub's ability to communicate with such proposing party. In the event that the * period, or thereafter at anytime before MBX has entered into a No-Shop Agreement *, MBX will provide notice to ADM Sub of the terms of such modified bona fide offer, including the same level of detail and information as is required to be included in the original notice, at least forty eight (48) hours (which forty eight (48) hour period must include at least one
(1) full business day) prior to entering into a No-Shop Agreement. For avoidance of doubt, provided that MBX has complied with the foregoing notice requirements, MBX shall have no obligation to provide any additional notice to ADM Sub of changes to the tens of an offer after MBX has entered into a No-Shop Agreement with respect to such transaction.

*    CONFIDENTIAL TREATMENT REQUESTED

Notwithstanding the foregoing, if MBX *, the foregoing notice requirements shall not apply, and *.

     11.2 SUCCESSORS. In the event of a permitted assignment, this Agreement shall be binding upon, and inure to the benefit of, all the Parties and their respective successors and legal assigns.

     11.3 DISPUTE RESOLUTION. Any dispute or claim arising out of or relating to this Agreement, or breach thereof shall be resolved in accordance with this
Section 11.3. During the course of resolving any such dispute, the Parties shall continue to perform their obligations hereunder (including by making payment of the undisputed portion of any payment obligation that is the subject of a dispute hereunder or thereunder). Notwithstanding the foregoing, the obligation of the Parties to continue to perform hereunder during the resolution of disputes shall not require a Party to perform obligations (other than any undisputed portion of any payment obligations) where such performance is rendered impossible, or would otherwise not maintain or increase the likelihood that the Parties will achieve the purpose and Goal of the Technology Alliance, because of circumstances created by or directly related to the dispute itself.

          11.3.1 GOOD FAITH CONSULTATION. In the event of a dispute between the Parties, the Parties shall attempt in good faith to settle such dispute through mutual consultation. If, after such consultation, the dispute cannot be resolved, the Parties shall wait for not less than sixty (60) days after the dispute arises and at the end of such period meet for a second consultation. If the dispute is not resolved after the second consultation, the matter shall be referred to the Senior Vice President (Corn Processing and Food Specialties) of ADM Sub and the Chief Executive Officer of MBX (together, the "Senior Executives") for resolution in accordance with Section 11.3.2.

          11.3.2 SENIOR EXECUTIVES. The Senior Executives shall diligently attempt to resolve the dispute, including, if they deem it necessary, meeting directly in order to provide full consideration of the dispute. If the Senior Executives are unable to resolve the dispute within sixty (60) additional days after the second consultation then the dispute shall be referred to arbitration.

          11.3.3 ARBITRATION. Any arbitration to be conducted hereunder shall be brought and conducted in accordance with the following provisions:

               (1) The arbitration shall be held in Chicago, Illinois if initiated by MBX and in Boston, Massachusetts if initiated by ADM Sub.

               (2) The arbitration shall be conducted by three (3) arbitrators in accordance with the commercial arbitration rules of the American Arbitration Association. Each Party, upon notice to the other Party, shall appoint one arbitrator. The two arbitrators appointed by the Parties shall appoint a third arbitrator. The arbitrators shall be lawyers who will have substantial patent law or patent litigation experience and substantial commercial law or commercial litigation experience. The arbitrators shall be instructed to follow

*    CONFIDENTIAL TREATMENT REQUESTED
                    federal precedents, laws and evidentiary rules that would be applicable to litigation in the Federal Court of the jurisdiction in which the arbitration is held, except for those issues which involve patent issues, in which case the arbitrators shall be instructed to follow federal precedents, laws and evidentiary rules that would be applicable to litigation in the Federal Circuit Court of Appeals.

               (3) The arbitration shall be conducted in English, and all written submissions shall be in English.

               (4) The Parties agree that the decision of the arbitrators shall be final and binding on the Parties. The decision of the arbitrators shall be carried out voluntarily and without delay.

               (5) The fees and expenses of the arbitrators shall be shared equally by the Parties. Each Party will bear its own costs and expenses, including without limitation, its own legal fees and expert witness fees. Notwithstanding the foregoing, the Parties agree to be bound by and obey any order of the arbitrators relating to one Party being liable for any such costs, including without limitation, the legal fees of the other Party.

          11.3.4 EQUITABLE RELIEF. Nothing in this Agreement shall prevent or limit a Party's right to file and prosecute an action to seek injunctive relief to prevent or stay a breach of this Agreement or any action necessary to enforce the award of the arbitrators.

     11.4 GOVERNING LAW. Except as specifically otherwise provided herein, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     11.5 FORCE MAJEURE. In the event of the intervention of a force majeure, which term shall include, without limitation, acts of God, strikes, labor disturbances, lockouts, riots, epidemics, quarantines, wars or conditions of war, actions, inactions or regulations of any government, fires, acts of terrorists, insurrections, embargoes or trade restrictions, or any other reasons beyond a Party's reasonable control, the Party affected by the force majeure shall use Commercially Reasonable Efforts to comply with the Agreement. In the case that such Commercially Reasonable Efforts fail or are futile, such Party shall not be responsible for delays or a failure to perform under this Agreement caused by a force majeure. Provided, however, that any payment obligations of a Party shall not be affected or excused by such force majeure. If a Party's delay or failure to perform continues for more than one hundred twenty (120) days, the other Party may terminate this Agreement. In the event that either Party shall incur a delay in delivery or performance for a reason permitted by this Article, that Party shall notify the other Party within five (5) days from the date of the actual occurrence of the cause for such delay.

     11.6 NOTICES. All notices, requests and other communication hereunder shall be in writing and sent by facsimile with confirmation sent by courier requiring acknowledgment of receipt by the respective Parties as follows:

*    CONFIDENTIAL TREATMENT REQUESTED

          To MBX:         Metabolix Corporation
                          21 Erie Street
                          Cambridge, MA 02139-4260
                          Attn: President and CEO

          With copy to:   Mintz Levin Cohn Ferris Glovsky and Popeo PC
                          One Financial Center
                          Boston, MA 02111
                          Attn: Christopher J. Denn, Esq.

          To ADM Sub:     ADM Polymer Corporation
                          4666 Faries Parkway
                          Decatur, IL 62526
                          Attn: President

          With copy to:   Asher-Daniels-Midland Company
                          4666 Faries Parkway
                          Decatur, IL 62526
                          Attn: General Counsel

Either Party may change the registered address to which such notice should be sent by giving written notice to the other Party.

     11.7 INTEGRATION; ENTIRE AGREEMENT. This Agreement contains the entire agreement of the Parties with regard to the subject matter contained herein and supersedes all prior written and oral agreements, understandings and negotiations, with regard to such subject matter.

     11.8 AMENDMENTS. This Agreement, including this provision, may not be amended without a written instrument signed by duly authorized representatives of both Parties.

     11.9 SEVERABILITY. In the event that any part of this Agreement is adjudicated to be invalid or unenforceable because it contravenes any applicable law or regulation, the Parties shall perform this Agreement in accordance with their original intentions as set forth herein, corresponding as closely as possible to the invalid or unenforceable part insofar as it is still valid under such law or regulation and reflects the original intention of the Parties. The validity of the remaining permissible portions of this Agreement shall remain unaffected thereby.

     11.10 WAIVER/CUMULATIVE RIGHTS. No failure by any Party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition. All rights and remedies which a Party may have hereunder or by operation of law are cumulative, and the pursuit of one right or remedy shall not be deemed an election to waive or renounce any other right or remedy.

     11.11 NO JOINT VENTURE OR PARTNERSHIP RELATIONSHIP. Nothing contained in or relating to this Agreement is or shall be deemed to constitute a joint venture, partnership or agency relationship between any of the Parties hereto and no Party shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Party.

*    CONFIDENTIAL TREATMENT REQUESTED

     11.12 FURTHER ASSURANCES. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including without limitation the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under thus Agreement.

     11.13 CONSTRUCTION. Except where the context otherwise requires, wherever used the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders, the word "or" is used in the inclusive sense and the word "any" shall mean any one item, or all items, in a referenced category. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

     11.14 ACKNOWLEDGMENT. The Parties hereby acknowledge that all licenses granted herein are, for the purposes of Section 365(n) of Title 11 of the U.S. Code, licenses of rights to intellectual property as defined in said Title 11.

     11.15 COUNTERPARTS. This Agreement may he executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.

*    CONFIDENTIAL TREATMENT REQUESTED

     IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the day and year above written.

                                        ADM POLYMER CORPORATION


                                        By: /s/ John D. Rice
                                            ------------------------------------
                                        Name: John D. Rice
                                        Title: President


                                        METABOLIX, INC.


                                        By: /s/ James J. Barber
                                            ------------------------------------
                                        Name: James J. Barber
                                        Title: President

*    CONFIDENTIAL TREATMENT REQUESTED